                                                                   Exhibit 10.18

The Subscriber, LIC. ELIZABETH A. MICHELI PABLO, Judicial Interpreter, duly authorized for the legal exercise of my duties, CERTIFY: That I have proceeded to the Translation of a legal Document written in the Spanish Language, the English version of which reads as follows:

                                      LEASE

BETWEEN:

      ZONA FRANCA ROMANA, S.A., a commercial corporation organized in conformity with the laws of the Dominican Republic, with its domicile and social seat established in La Romana, Municip and Province of the same name, Dominican Republic, Corporation this, which is represented by its Vice-President, Eng. Eduardo Martinez-Lima, Dominican, old in age, married, an entrepreneur, domiciled and resident in the City of La Romana, Municip and Province of the same name, Dominican Republic, bearer of the Personal Identification Card Number 67791, Series 26, with capable seal, Corporation hereinafter referred to as LA ARRENDADORA.

      COSTURA DOMINICANA, INC., a corporation duly constituted in conformity with the laws of the State of Delaware, United States of America, with its social seat at 531 South Main Street, Greenville, South Carolina, 29602, which is represented by its Vice-President, Mr. Jack McCall, North American, old in age, married, bearer of the American Passport No. 040617549, domiciled and resident at 402 Brook Wood Dr., Greenville, South Carolina, 29605, hereinafter referred to as LA ARRENDATARIA.

      ATTENDED: That ZONA FRANCA ROMANA, S.A. subscribed a Contract with the Dominican State on August 11, 1986, in virtue of which, the Dominican State granted the necessary faculties to operate and administrate the La Romana Industrial Free Zone II, established by Decree No. 700-86, dated August 8, 1986.

      ATTENDED: that LA ARRENDADORA, within the ground plot where the La Romana Industrial Free Zone is located, which have been fully described in Decree No. 700-86, will build the following immovable:

            "A building with a steel portico structure, luzinc ceiling and reinforced concrete columns, block walls and aluminum windows, with a construction area of Ten Thousand Square Foot (10,000 P2) equivalent to Nine Hundred Twenty-Nine Point Thirty Seven Square Meters (929.37 M2), and an annex to be used as deposit of One Thousand Four Hundred Square Foot (1,400 F2), for a total of Eleven Thousand Four Hundred Square Foot (11,400 F2), which plans duly signed by both parties are annexed to the present contract. The building is situated in ground plot No. 24 of the La Romana II Industrial Free Zone General Plan, ground plot that has an extension of Forty Eight Thousand Six Hundred and Fifty Six Point Seventy Two Square Foot (48,656.72 P2), equivalent to Four Thousand Five Hundred and Twenty Two Square Meters (2.522 M2)."

      The building is equipped as follows: (a) Sanitary Installation, that comprehends 12 toilets and 10 lavatories; (b) An office in a total area of One Thousand Square Foot (1.000 F2).

      THEREFORE: In the understanding that the former preamble is part of the present contract.

                     THE PARTIES HAVE AGREED THE FOLLOWING:

      FIRST: LA ARRENDADORA agrees in renting to LA ARRENDATARIA, who will examine it at the time of the turnover of the formerly described immovable, under the terms and conditions that follow:

      TERM: The present contract will last two (2) years, term that will begin starting April 1, 1994.

      SECOND: Rent Amount: The price of this rent has been agreed to be of an amount of Twenty Dollar Cents (US$ 0.20) per construction Square Foot (F2), per month, payable in National Currency (MDS) at the Official Exchange Rate assigned to the Free Zone Industries and established by the Central Bank of the Dominican Republic at the time, for the period of two (2) years.

      LA ARRENDATARIA will have the right to renew this contract for a Four (4) year period, notifying LA ARRENDADORA with a written notice at least One Hundred and Eighty (180) days before the expiration of the Contract's term, under the following terms and conditions: The price for the lease will be of Twenty Two Dollar Cents (US$ 0.22) per construction Square Foot (P2) per month, payable in National Currency (RDS) at the Official Exchange Rate assigned to the Free Zone Industries and established by the Central Bank of the Dominican Republic at the time, for a Four (4) year period.

      It is understood between the parties that during the inforce of the present contract, LA ARRENDATARIA obliges itself to obtain and maintain: a) An Insurance Policy of an Insurance Company acceptable to LA ARRENDATARIA which covers the building for damages resulting from cyclone, earthquake, floods, etc., for an amount not less than THREE MILLION PESOS 00/100 (RD$ 3,000,000.00). This amount will be reviewed in order to adjust it to reinstatement costs from time to time, in conformity to the periodic evaluations realized by the Engineering Department of Central Romana Corporation, b) Extend the Insurance Policy in force so that it covers the Civil responsibility of LA ARRENDADORA and/or LA ARRENDATARIA for the damages caused to third parties due to accidents or any other cause in the rented immovable. Such policy shall be of an amount of TWO HUNDRED THOUSAND PESOS (RD$ 200,000.00) in relation to the accidents that can occur to any person or their properties and TWO HUNDRED THOUSAND PESOS (RD$ 200,000.00) for any accident or catastrophe that could overcome and affect more than one person or their properties.

      This policy shall contain an irrevocable endorsement in favour of LA ARRENDADORA.

      THIRD: Use of the Immovable -- The immovable hereby rented will only and exclusively be used for the installation and functioning of any industry that previously obtains the approval of the Exporting Free Zone's National Council according to Law No. 8-90 dated January 15, 1990 and in conformity with the established proceedings in the same one in the corresponding category.

      FOURTH: Alterations -- LA ARRENDATARIA will not be able to realize any alteration or substantial modifications in the rented local without the previous and written consent of LA ARRENDADORA.

      Likewise, LA ARRENDATARIA compromises itself so that in case of any alterations or modification of the rented local this is done according to the laws and regulations both national and municipal that rule the matter.

      It is also understood that in case LA ARRENDATARIA orders or carries out any repairs, alteration, change or improvement of the rented immovables, once obtained the authorization from LA ARRENDADORA, this one will in no way be responsible for the payment of materials provided or for the labor employed in the formerly mentioned works.

      LA ARRENDATARIA will have the right, at the term of the contract, to withdraw the equipments and improvements installed with the purpose of leaving the immovable in the same state that were found except in the depreciation that results of normal use of such place.

      FIFTH: Repairs and Maintenance -- LA ARRENDATARIA will maintain in good state and at its own expenses the rented local making all gross and rentable repairs that are necessary for such purposes as well as all operations required for its maintenance in order to preserve such local and its annex in good state. For such purpose, LA ARRENDATARIA will have on its behalf and without this enumeration being a limit:

      a)    The interior and exterior painting of the immovable;

      b)    The ceiling filtrations that could appear;

      c) The repair of floors/ceilings/doors/windows/sanitary or electrical installations.

      It is understood, however, that LA ARRENDATARIA will not be responsible for repairs resulting from damages that occurred or structural defects in the rented local.

      LA ARRENDATARIA will not have the authorization to realize any act or contract that could create or serve as a source for any mortgage or privilege upon the rented immovable and/or its improvements or upon any other assets belonging to the patrimony of LA ARRENDADORA.

      If due to any act or omission of LA ARRENDATARIA, any claim or action is attempted against LA ARRENDADORA, or any assessment is recorded upon the rented immovable or upon any other assets belonging to LA ARRENDADORA, LA ARRENDATARIA shall at its own expense, take the necessary measurements so that such claims or actions are withdrawn and such assessments canceled, and grant LA ARRENDADORA an Insurance Policy that covers this last one against risks resulting from such claims, actions or assets.

      In case that due to the formerly indicated motives, LA ARRENDADORA suffered any prejudice, LA ARRENDATARIA shall indemnify for all costs, damages and prejudices that LA ARRENDADORA has suffered, including the necessary amounts to reimburse the judicial expenses and reasonable attorney's fees in which this one has incurred.

      SIXTH: Total or Partial Destruction -- In case that the rented building is totally or partially destroyed, any of which were the reasons of the sinister, LA ARRENDATARIA shall immediately inform LA ARRENDADORA so that this last one can present the corresponding claim to the underwriters. When a sinister of this type occurred LA ARRENDADORA will have the right to decide between repairing the building or rescinding the contract. In this last eventuality, LA ARRENDATARIA will not be indebted to pay any more rent than the fraction corresponding to the time used and effective enjoyment of the immovable.

      If partial or total destruction of the immovable should be due to a fault or negligence of LA ARRENDATARIA, this last one should be responsible for the damages caused, in the way that these are not covered by the insurance.

      SEVENTH: Immovable Inspection -- LA ARRENDATARIA obliges itself to permit the access of a ARRENDADORA and/or its functionaries and agencies from time to time, in the rented local, with the purpose of realizing the inspection and verifying that the use adapts to the laws and regulations, as well as to the terms and conditions in the present contract.

      EIGHTH: Bankruptcy of LA ARRENDATARIA -- LA ARRENDATARIA compromises itself to inform LA ARRENDADORA of any claim, trial judicial act or solicited of agreement attempt.

      At that moment, LA ARRENDADORA will be able to declare to its own discretion, that the contract be rescinded, without this having to effect the right of reclaiming the total amount owed by LA ARRENDATARIA, nor its right to intervene in the bankruptcy procedure.

      NINTH: Water Services, Electricity, Trash Withdrawal, Cleaning and Evacuation of Black Waters and Payment of Insurance Premium -- The Water, Electricity, Trash Withdrawal, Cleaning of Green Areas and Black Water System including the septic and well services will be on behalf of LA ARRENDATARIA who will contract them by means of the public or private entities with the inforce rates.

      In case that LA ARRENDATARIA did not pay all or any of such services or the Insurance Premium, according to the terms of this contract, in the established dates, the owed amounts will be immediately demanded by LA ARRENDADORA with the interests calculated on an annual basis of a Twelve Percent (12%), per month or fraction of month delay.

      In case that a law, decree, ordinance or any legal act or regulation transfers the services to which the present article refers, to any public or private entity the obligation of supplying LA ARRENDATARIA with the formerly mentioned services, will automatically cease for LA ARRENDADORA.

      TENTH: Nonfulfillment -- The Nonfulfillment from LA ARRENDATARIA of any of the clauses and conditions of this contract will lead to the rescission of the same one as a matter of law and after twenty (20) days of a notification from LA ARRENDADORA to LA ARRENDATARIA by means of an Official notice if within the formerly mentioned term, the nonfulfillment has not been amended by LA ARRENDATARIA.

      In this case, LA ARRENDADORA will again take possession of the rented immovable with no need of a judicial procedure or any type of indemnization twenty (20) days after a notification to vacate the place. Upon any eventuality, LA ARRENDADORA reserves the right of reclaiming through the corresponding via the total amount of the rent stipulated in article second of the present contract.

      ELEVENTH: Contract Termination -- The parties agree that the present contract cannot be renewed by an extension or lease term by operation of law.

      In case the contract is not renewed, LA ARRENDATARIA shall turnover the rented local to LA ARRENDADORA previous inspection of them by this last one with in a twenty (20) day term after a simple notification has been made as a request of LA ARRENDADORA.

      TWELFTH: Court of Jurisdiction -- For all purposes and consequences of the present contract, the parties select their domiciles to be as follows: LA ARRENDADORA in its main offices in Dominican Republic located at Batey Principal of Central Romana in the City of La Romana and LA ARRENDATARIA In the rented immovable object of this contract.

      The parties also agree that, in case of any lawsuits or differences between them, in what respects the present contract, they will submit the same one to the Dominican Courts, resigning previously to any other Courts that for any cause could be empowered of such lawsuits or differences. Likewise, they agree that all which is not foreseen in this contract will be ruled by the laws of the Dominican Republic and specially by what is prescribed by Law No. 8-90, dated January 15, 1990 and Decree No. 700-86 dated August 8, 1986 that created the La Romana Industrial Free Zone II.

      THIRTEENTH: Insurance Policy Turnover -- LA ARRENDATARIA compromises to turnover to LA ARRENDADORA within the thirty (30) days that follow the turnover of the building, the certificates and insurance policies that signal LA ARRENDADORA as a beneficiary of the Insurance Contracts subscribed in conformity with the dispositions of the clauses in the present contract.

      FOURTEENTH: Contract Cession -- It is expressly convened that LA ARRENDADORA will be able to cede its rights in virtue of the present contract.

      Likewise, it is agreed that LA ARRENDATARIA cannot cede its rights owned in virtue of the present contract nor sublease totally or partially the rented immovable, without the previous written consent of LA ARRENDADORA. Such consent, however, will not be denied in an arbitrary or capricious way but due to just reasons.

      Done and signed in two originals, one for each one of the parties, originals which are composed of _____ (___) pages, all which have been duly signed by the parties, in La Romana, Dominican Republic, on the __________ (___) day of the month of _____________ of the year One Thousand Nine Hundred ________ (___).

FOR:  OPERADORA ZONA FRANCA ROMANA, S.A.
      LA ARRENDADORA


                 (Signature)
--------------------------------------------
ENG. EDUARDO MARTINES-LIMA
Vice-President


FOR:  COSTURA DOMINICANA, INC.
      LA ARRENDATARIA


                 (Signature)
--------------------------------------------
R. JACK McCALL


-----In the City of Santo Domingo de Guzlin, National District, Capital of the Dominica Republic, this THIRTY FIRST (31st.) day of the month of MARCH of the year ONE THOUSAND NINE HUNDRED AND NINETY FOUR (1994).--------------------------

                         LIC. ELIZABETH A. MICHELI PABLO